Hello Digit, Inc. (dba Digit)

Consolidated Financial Statements

September 30, 2021

Board of Directors
Hello Digit, Inc. (dba Digit)
San Francisco, California

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

Report on the Financial Statements

We have reviewed the accompanying consolidated financial statements of Hello Digit, Inc. (dba Digit) (the Company), which comprise the balance sheet as of September 30, 2021, and the related statements of operations, stockholder’s equity, and cash flows for the period from January 1, 2021, through September 30, 2021, and the related notes to the consolidated financial statements. A review consists primarily of applying analytical procedures to management’s financial data and making inquiries of the Company’s management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the consolidated financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the consolidated financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant requirements related to our review.

Accountants’ Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter Regarding Acquisition

As described in Note 10 to the consolidated financial statements, the Company was acquired by Oportun, Inc. in December 2021.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California
February 22, 2022

Hello Digit, Inc. (dba Digit)
Consolidated Balance Sheet
As of September 30, 2021
ASSETS
Current Assets
Cash	$ 18,963,556
Prepaid expenses and other current assets	1,166,274
Total current assets	20,129,830
Certificates of Deposit	1,700,981
Property and Equipment, net	479,683
Capitalized Software, net	1,618,630
Deposits	50,000
Other Assets	165,455
Restricted Cash	20,000
Total assets	$ 24,164,579
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$ 664,829
Accrued expenses and other current liabilities	1,580,578
Deferred revenue	1,321,456
Short-term debt	2,200,000
Total current liabilities	5,766,863
Deferred Rent	355,189
Long-term debt	1,200,000
Warrant Liability	44,117
Stockholders’ Equity (Note 7)
Series C convertible preferred stock, $0.0001 par value	87
Series B convertible preferred stock, $0.0001 par value	173
Series A convertible preferred stock, $0.0001 par value	116
Series Seed-2 convertible preferred stock, $0.0001 par value	84
Series Seed-1 convertible preferred stock, $0.0001 par value	31
Common stock, $0.0001 par value	118
Additional paid-in capital	74,254,772
Accumulated deficit	(57,456,971)
Total stockholders’ equity	16,798,410
Total liabilities and stockholders’ equity	$ 24,164,579

See Notes to Consolidated Financial Statements

Hello Digit, Inc. (dba Digit)
Consolidated Statement of Operations
For the period ended September 30, 2021
Revenue, net	$ 29,598,074
Cost of Revenue	8,651,337
Gross margin	20,946,737
Operating Expenses
Sales and marketing	3,310,176
Research and development	13,692,900
General and administrative	6,968,999
Total operating expenses	23,972,075
Loss from Operations	(3,025,338)
Interest Income	672,942
Interest Expense	(190,018)
Other Income, net	54,562
Net Loss	$ (2,487,852)

See Notes to Consolidated Financial Statements

Hello Digit, Inc. (dba Digit)
Consolidated Statement of Stockholders’ Equity
Perod Ended September 30, 2021

					Additional		Total
	Convertible Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances at December 31, 2020	4,903,698	$ 491	1,149,290	$ 115	$ 72,245,681	$ (54,969,119)	$ 17,277,168
Issuance of common stock upon exercise of stock options
for cash			41,779	$ 4	$ 349,506	-	$ 349,510
Issuance of common stock upon exercise of stock options
for note receivable			41,416	$ 4	$ (4)
Returned shares for non-vested exercised stock options			(56,550)	$ (5)	$ 5		-
Stock-based compensation					1,659,584	-	1,659,584
Net loss						(2,487,852)	(2,487,852)
Balances at September 30, 2021	4,903,698	$ 491	1,175,935	$ 118	$ 74,254,772	$ (57,456,971)	$ 16,798,410

See Notes to Consolidated Financial Statements

Hello Digit, Inc. (dba Digit)
Consolidated Statement of Cash Flows
Period Ended September 30, 2021
Cash Flows from Operating Activities
Net loss	$ (2,487,852)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	659,757
Impairment of intangible assets	132,411
Non-cash interest expense	102,199
Stock-based compensation	1,659,584
Revaluation of preferred stock warrant liability	10,281
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(464,677)
Accounts payable	(172,313)
Accrued expenses and other current liabilities	149,617
Deferred revenue	100,204
Deferred rent	41,649
Net cash used in operating activities	(269,140)
Cash Flows from Investing Activities
Movement in certificates of deposit and restricted cash	208,879
Purchase of property and equipment	(114,906)
Capitalized software costs	(529,157)
Net cash used in investing activities	(435,184)
Cash Flows from Financing Activities
Capitalization of debt issuance costs	(17,992)
Proceeds from debt drawdown	4,000,000
Debt repayment	(600,000)
Proceeds from exercise of stock options	349,510
Net cash provided by financing activities	3,731,518
Increase in Cash	3,027,194
Cash and Restricted Cash, beginning of year	15,956,362
Cash and Restricted Cash, end of year	18,983,556

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$ 80,496
Supplemental Schedule of Non-Cash Financing Activities
Issuance of common stock warrant upon exercise of stock options for note receivable	$ 4

See Notes to Consolidated Financial Statements

Hello Digit, Inc. (dba Digit)

Notes to Consolidated Financial Statements (unaudited)

1.    Nature of Business and Management’s Plans Regarding Financing of Future Operations

Nature of Business

Hello Digit, Inc. (dba Digit) (the Company) was incorporated in the State of Delaware on November 27, 2012. The Company started as a savings platform that connects to customers’ checking accounts and analyzes their income and spending patterns to find amounts that can safely be set aside towards savings goals. The Company calculates these amounts by identifying upcoming bills and regular spending habits to ensure optimal amounts are flagged for savings. The platform allows customers to save without thinking about it and savings are immediately accessible.

In August 2019, the Company established a wholly-owned subsidiary, Digit Advisors, LLC (Digit Advisors). Digit Advisors is a registered investment advisor with the United States Securities and Exchange Committee (SEC) with plans to offer retirement products to its customer base, addressing longer term savings as part of its product offering.

The Company’s headquarters is in San Francisco, California.

Management’s Plans Regarding Financing of Future Operations

The Company has experienced losses since its inception and has an accumulated deficit of $57,456,971 as of September 30, 2021. We estimate that cash on hand, available financing arrangements, and projected cash flows from operations will generate sufficient cash flow to cover monthly net cash outflows that are expected through March 2023. As a result of the above, we believe the Company has sufficient working capital to conduct operations and to meet its obligations in the future. In the event these sources of liquidity are not sufficient to meet obligations as they come due, management may seek additional debt or equity financing. On November 16, 2021, the Company signed an agreement to be acquired by Oportun Financial Corporation (Note 10). The acquisition closed on December 22, 2021.

2.    Basis of Presentation and Significant Accounting Policies

Basis of Presentation:
The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) regarding interim financial reporting. All intercompany accounts and transactions have been eliminated in consolidation. The unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present fairly the Company’s financial position, results of operations, changes in stockholders’ equity, and cash flows for the period presented. The results of operations for the nine-month period ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period.
These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2020.

Principles of Consolidation:

The consolidated financial statements include accounts of the Company and Digit Advisors. All intercompany accounts have been eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition:

The Company recognizes revenue in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606 Revenue from Contracts with Customers (Topic 606). The Company determines revenue recognition through the following steps:

•Identification of the contract, or contracts, with a customer
•Identification of the performance obligations in the contract
•Determination of the transaction price
•Allocation of the transaction price to the performance obligations in the contract
•Recognition of revenue when, or as, the Company satisfies a performance obligation

2.    Basis of Presentation and Significant Accounting Policies (continued)

Revenue Recognition: (continued)

The Company currently has two different streams of revenue: (1) subscription revenue and (2) transaction revenue.

The Company earns revenue on a subscription basis from users of its platform. Revenue is recognized ratably over each monthly subscription. Revenue is recorded net of promotions and other discounts, which are recognized as a deduction from revenue at the time the associated revenue is earned. Deferred revenue is recognized when the service period spans into the following month. This resulted in a deferred revenue balance of $1,321,456 as of September 30, 2021.

The Company earns transaction revenue when customers choose to withdraw their saved funds instantly through the Real-time Payments network. Revenue is recognized at the time of the transaction, upon the completion of the instant withdrawal.

Cost of Revenue:

Cost of revenue consists primarily of the costs associated with operating and maintaining the Company’s platform. These costs include information technology costs, banking fees, consulting services, salaries and related expenses, amortization of capitalized software costs and customer service support.

Sales and Marketing:

Sales and marketing expenses consist primarily of salaries and related costs, advertising, customer acquisition costs, public relations, branding, consulting fees and the costs associated with providing free-trials, which are determined based on an allocation from operations and cost of revenue as described above.

Referral bonuses to customers are included in sales and marketing expenses and was $460,400 for the nine-month period ended September 30, 2021.

Cash and Restricted Cash:

Cash includes all cash balances and highly liquid investments purchased with a remaining maturity of three months or less that belong to Digit. Restricted cash includes security/collateral in the event of outstanding obligations in relation to vendor contracts.

2.    Basis of Presentation and Significant Accounting Policies (continued)

Certificates of Deposit:

Certificates of deposit are held with major financial institutions, as collateral against risks related to the volume of electronic banking activity.

Fair Value Measurement:

The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurement based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments.

The three-level hierarchy for fair value measurement is defined as follows:

Level I:     Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level II:     Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level III:     Inputs to the valuation methodology, which are significant to the fair value measurement, are unobservable.

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

2.    Basis of Presentation and Significant Accounting Policies (continued)

Fair Value Measurement: (continued)

The Company’s certificates of deposit are recorded at fair value and classified as Level II investments under the fair value hierarchy as of September 30, 2021.

The Company issued warrants as part of debt financing in 2020 and are classified as Level III liabilities under the fair value hierarchy as of September 30, 2021. As of September 30, 2021, the fair value of the warrant liability is $44,117. See additional discussion over the warrants in note 5.

Concentration of Credit Risk:

Financial instruments, which potentially subject the Company to concentration of credit risk consist primarily of cash and certificates of deposit, which are held with major financial institutions. The aggregate balance of these deposits, at times, are in excess of the Federal Deposit Insurance Corporation’s insurable limit. The Company has not experienced any losses on its deposits of cash or certificates of deposit for the nine-month period ended September 30, 2021.

Property and Equipment:

Property and equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, typically three years. Leasehold improvements are amortized over the lesser of the asset’s estimated useful life or the remaining lease term.

Software Development Costs:

Capitalization of software development costs begins during the application development stage. Costs incurred in the application development phase, including upgrades and enhancements, if it is probable that such expenditures will result in additional functionality, are subject to capitalization and amortization over their estimated useful life. The determination of the probability the technology will result in additional functionality and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including anticipated future gross revenue, estimated economic life and changes in hardware and software technology.

2.    Basis of Presentation and Significant Accounting Policies (continued)

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost or fair value less cost to sell. The Company recognized $132,411 of losses related to impairment for the nine-month period ended September 30, 2021 for capitalized software written-off due to the associated product features being sunset.

Income Taxes:

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts recorded for income tax purposes. A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.

Advertising Costs:

All advertising costs are expensed as incurred and included in sales and marketing expenses in the accompanying statement of operations. Advertising expense was $1,328,377 for the nine-month period ended September 30, 2021.

Research and Development:

The Company expenses research and development expenditures as incurred.

Stock-Based Compensation:

The Company generally grants stock options to its employees and non-employees for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. Fair value is determined by the Company’s Board of Directors. The Company accounts for stock option grants under FASB ASC Topic 718-10, Compensation – Stock Compensation. Under Topic 718-10, all stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. The Company assumes a 10% forfeiture rate estimated at grant.

2.    Basis of Presentation and Significant Accounting Policies (continued)

Recent     Accounting Pronouncements Not Yet Effective:

Leases

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases
(Topic 842). This ASU requires lessees to recognize a right-of-use (ROU) asset and a lease liability on the consolidated balance sheet for all leases with the exception of short-term leases. The FASB also issued ASU 2020-05 which delayed the effective date of adoption for private companies to January 1, 2022. The standard requires the use of a modified retrospective transition approach for its adoption. The Company is currently evaluating the effect that the adoption of this ASU will have on its consolidated financial statements and related disclosures and expect the most significant impact will be the recognition on the consolidated balance sheet of ROU assets and lease liabilities.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). This ASU requires an entity to record an allowance for credit losses to reflect its current estimate of all expected credit losses for assets held at an amortized cost basis. In November 2019, the FASB issued ASU 2019-10 which delays the effective date of adoption for private companies to January 1, 2023. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

3.    Property and Equipment

Property and equipment, net consists of the following as of September 30, 2021:

                                         2021
    Computer hardware                            $ 543,919
    Leasehold improvements                         271,757
    Furnitures and fixtures 191,567
                                         1,007,243
        Less accumulated depreciation and amortization         (527,560)
$ 479,683

Depreciation and amortization expense for computer hardware, leasehold improvements, and furniture and fixtures was $164,024 for the nine-month period ended September 30, 2021.

4.    Commitments and Contingencies
Operating Leases:

The Company leases one office facility in San Francisco, California under non-cancelable operating lease agreement. The lease expires in April 2027. Under the terms of the lease agreement, the Company is responsible for certain insurance and maintenance expenses. The lease agreement contains scheduled rent increases over the lease term. The related rent expense for the lease is calculated on a straight-line basis with the difference recorded as deferred rent. Rent expense was $1,045,918 for the nine-month period ended September 30, 2021.

Future minimum rental payments under the lease is as follows:

Years ending December 31:
2021	$315,000
2022	1,223,000
2023	1,260,000
2024	1,297,000
2025	1,336,000
2026	1,376,000
Thereafter	351,000
Total	$7,158,000

Indemnification Agreements:

From time to time, in the normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including directors, employees, customers, lessors and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Management believes that potential liabilities related to indemnification claims, if any, would be immaterial to the consolidated financial statements.

5.    Long Term Debt

On July 31, 2020, the Company entered into a credit agreement with JPMorgan Chase Bank, N.A. for a $3,000,000 term loan at a floating interest rate of prime (3.25% at September 30, 2021) plus 1.75% with a maturity of July 31, 2023, and a $5 million revolving line of credit at a floating interest rate of prime plus 1.00% with a maturity of July 31, 2022. The Company also issued JPMorgan Chase Bank, N.A. a warrant to purchase 7,965 shares of common stock at an exercise price of $11.30 per share. The warrant expires on July 31, 2030. The Company recorded the fair value of the warrant in the amount of $69,013 using the Black-Scholes-Merton option pricing model using the following assumptions; expected life of 10 years, risk-free interest rate of 0.93%, expected volatility of 75% and no dividends. Expected volatility is based on volatilities of public companies operating in the Company’s industry. The expected life of the warrant represents the term of the exercise period. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. $6,469 was amortized for the nine-month period ended September 30, 2021. The warrant was classified as equity and recorded as a deferred charge in the accompanying consolidated balance sheet. In January 2021, the Company drew down $3.0 million of the term loan provided by JPMorgan Chase Bank, N.A, and as of September 30, 2021, the Company had not drawn down on the JPMorgan Chase Bank, N.A warrant facility. The lender has first priority lien on the Company’s tangible and intangible assets.

On September 8, 2020, the Company entered into a credit agreement with Triple Point Venture Growth BDC Corp and Triple Point Private Venture Credit Inc (collectively “Triple Point Capital”) for a $10,000,000 debt facility. The interest rate is dependent on the debt facility structure chosen, which is to be agreed upon at the time of draw. The facility has an availability period which originally expired on June 30, 2021. The Company also issued Triple Point Capital warrants to purchase a guaranteed minimum of 1,446 shares of Preferred Series C Stock, with an additional 5,782 shares contingent on the drawn down amount. The warrants have an exercise price of $36.75 per share. The Company recorded the fair value of the warrant in the amount of $34,357 using the Black-Scholes-Merton option pricing model using the following assumptions; expected life of 7 years, risk-free interest rate of 0.47%, expected volatility of 75% and no dividends. Expected volatility is based on volatilities of public companies operating in the Company’s industry. The expected life of the warrant represents the term of the exercise period. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The warrant was classified as a liability due to the non-permanent warrant count and recorded as a deferred charge in the accompanying consolidated balance sheet.

5.    Long Term Debt (continued)

On July 1, 2021, the Company amended its loan agreement with Triple Point Capital, providing an extension of the availability period to June 30, 2022 contingent upon the Company making cumulative draws of at least $1.0 million by September 30, 2021 and $2.0 million by December 31, 2021. The Company also agreed to issue a warrant for 4,082 shares of Series C if it failed to make the minimum draws by those dates. In September 2021, the Company drew down $1.0 million of debt provided by Triple Point Capital. The promissory note has a six-month maturity date of March 31, 2022 and an interest rate of 7.0%. The Company did not record a liability for the warrant because the minimum draws were probable of occurrence, and therefore the fair value of the warrants was not significant.

The Company recorded total debt issuance costs consisting of legal fees associated with the debt financings of $218,926, excluding warrants, to be amortized over the term of the agreements. Amortization of debt issuance costs for the nine-month period ended September 30, 2021 was $102,199.

6.    Income Taxes

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for income taxes.

For the period ended September 30, 2021, the Company calculates its year-to-date income tax expense (benefit) by applying the estimated annual effective tax rate to the year-to-date income from operations before income taxes and adjusts the income tax expense (benefit) for discrete tax items recorded in the period. Deferred income taxes result from the tax effect of transactions that are recognized in different periods for consolidated financial statement and income tax reporting purposes.

As of September 30, 2021, the Company’s net deferred income tax assets were approximately $14,881,000, and have been fully offset by a valuation allowance, as their realization is not reasonably assured. These deferred income tax assets consist primarily of net operating losses and income tax credits, which may be carried forward to offset future income tax liabilities. As of September 30, 2021, the Company has federal and state net operating loss carryforwards of $51,798,000 and $28,978,000 respectively. The federal and state net operating losses will begin to expire in 2033 if not used.

6.    Income Taxes (continued)

The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions and establishing measurement criteria for income tax benefits. The Company has evaluated the impact of its tax positions and believes that all income tax filing positions and deductions will be sustained upon examination and, accordingly, has not recorded any reserves or related accruals for interest and penalties for uncertain income tax positions as of September 31, 2021. In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as an accrued liability and an increase to income tax expense. No interest or penalties were recorded for the nine-month period ended September 30, 2021.

The Company files income tax returns in the U.S. federal jurisdiction, the state of California and other various states. The Company is still subject to U.S. federal, state and local examinations by tax authorities since inception.

7.    Capital Stock

Convertible Preferred Stock:

As of September 30, 2021, the Company is authorized to issue 4,920,496 shares of convertible preferred stock with a par value of $0.0001 per share. As of September 30, 2021, the Company had the following shares of convertible preferred stock authorized, issued and outstanding:

	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
Series C	881,835	865,037	$31,786,909
Series B	1,726,250	1,726,250	23,838,995
Series A	1,159,341	1,159,341	11,370,005
Series Seed-2	841,128	841,128	2,524,982
Series Seed-1	311,942	311,942	559,998
	4,920,496	4,903,698	70,080,889

The rights, preferences, privileges and restrictions for the holders of Series Seed-1 convertible preferred stock (Seed-1), Series Seed-2 convertible preferred stock (Seed-2), Series A convertible preferred stock (Series A), Series B convertible preferred stock (Series B) and Series C convertible preferred stock (Series C), (collectively, Preferred Stock) are as follows:

7.    Capital Stock (continued)

Convertible Preferred Stock: (continued)

Dividends:

The holders of Preferred Stock are entitled to receive non-cumulative dividends at an annual rate of 8% of the original issuance price per share, as adjusted for any stock dividends, combinations, splits or the like, prior to and in preference to any declaration or payment of dividends on common stock. The original issuance price of each class of shares is presented below:

Seed-1                    $1.7952 per share
Seed-2                    $3.0019 per share
Series A                $9.8073 per share
Series B                $13.8097 per share
Series C                $36.7463 per share

Dividends are payable when and if declared by the Board of Directors. After payment of such dividends, any additional dividends or distributions will be distributed among holders of common stock and Preferred Stock on a pari passu basis. No dividends have been declared or paid for the nine-month period ended September 30, 2021.

Conversion:

Shares of Preferred Stock are convertible, one-for-one, into shares of common stock at any time at the option of the holder. The conversion ratio is subject to adjustment, for any stock dividends, combinations, splits or the like and for dilutive issuances of new securities. The conversion price for each class of shares as of September 30, 2021 is presented below:

Seed-1                    $1.7952 per share
Seed-2                    $3.0019 per share
Series A                $9.8073 per share
Series B                $13.8097 per share
Series C                $36.7463 per share

Each share of Preferred Stock will automatically convert into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon (i) the closing of the sale of the Company’s common stock in a public offering with aggregate gross proceeds of at least $50,000,000 or (ii) the affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, on an as-converted common stock basis.

7.    Capital Stock (continued)

Convertible Preferred Stock: (continued)

Voting:

The holders of Preferred Stock are entitled to voting rights equal to the number of shares of common stock into which each share of Preferred Stock could be converted.

For so long as at least 300,000 shares of Series A remain outstanding, the holders of
Series A, voting as a separate class, are entitled to elect one member of the Board of Directors. For so long as at least 425,000 shares of Series B remain outstanding, the holders of Series B, voting as a separate class, are entitled to elect one member of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect two members of the Board of Directors. The holders of Preferred Stock and common stock, voting together as a single class on an as-converted basis, are entitled to elect the remaining members of the Board of Directors.

Liquidation:

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of each class of Preferred Stock are entitled to receive, prior to and in preference to holders of common stock, amounts per share equal to:

Seed-1                    $1.7952 per share
Seed-2                    $3.0019 per share
Series A                $9.8073 per share
Series B                $13.8097 per share
Series C                $36.7463 per share

The above are subject to adjustments for stock splits, stock dividends, combinations, reclassifications or the like, plus all declared and unpaid dividends on each share of Preferred Stock, as applicable. If, upon occurrence of such an event, the assets and funds to be distributed among the holders of Preferred Stock are insufficient to permit the above payment to such holders, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Upon the completion of the distribution to the holders of Preferred Stock, all remaining proceeds, if any, will be distributed ratably among the holders of common stock.

7.    Capital Stock (continued)

Convertible Preferred Stock: (continued)

Protective Provisions:

So long as at least 750,000 shares of Preferred Stock remaining outstanding, the vote of the holders of a majority of the outstanding shares of Preferred Stock, on an as-converted to common stock basis, is necessary for consummation of certain transactions, including but not limited to: increasing or decreasing the authorized capital stock; creating any senior or pari passu security, privileges, preferences or voting rights senior to or on parity with those granted to the Preferred Stock; altering or changing the preferred stockholder rights; redeeming or repurchasing the Company’s equity securities; changing the authorized number of members of the Board of Directors; changing the number of shares authorized under the Company’s Equity Incentive Plan; incurring indebtedness in excess of $100,000 entering into related party transactions; creating or holding stock in a subsidiary; or entering into any transaction deemed to be a liquidation or dissolution of the Company.

Common Stock:

The Company is authorized to issue 8,232,131 shares of common stock with a par value of $0.0001 per share, of which 1,175,935 shares were issued and outstanding as of September 30, 2021.

The Company has allowed certain stock option holders to exercise unvested options to purchase shares of common stock. Shares received from such early exercises are subject to a right of repurchase at the issuance price. The Company’s repurchase right with respect to these shares lapses over the same period the options vest. No shares of common stock were subject to repurchase as of September 30, 2021.

7.    Capital Stock (continued)

Stockholder Notes Receivable:

In December 2018, an employee early exercised stock options issued out of the Company's stock option plan (Note 7) and received 159,670 shares of common stock in exchange for a note receivable totaling $849,444. The note agreement was determined to be non-recourse which the Company determined to be an in-substance stock option for accounting purposes. The note receivable accrues interest at 3.07% per annum, is collateralized by the underlying common stock and matures in December 2024. The common stock issued is subject to repurchase at the issuance price. The Company’s repurchase right with respect to these shares lapses over the same period the underlying option vests, which is through July 2022.

In February 2021, the Company provided a new loan to the employee in the amount of $604,819 concurrently with the employee’s termination of employment. As a result, 56,550 common shares were returned to the Company representing the unvested awards. The new loan balance represents the value of the vested awards including considerations for accrued interest. The new loan has interest at the fixed rate of 0.56% per annum and matures in July 2028. The issuance of the new loan was deemed to be a modification of the in-substance stock-option, incremental compensation expense related to this modification was not material to the consolidated financial statements. As of September 30, 2021, the note receivable balance was $477,023 and 103,120 shares of common stock were subject to repurchase.

In August 2021, the Company entered into a promissory note with an officer in the amount of $476,279 to facilitate the exercise of 5,737 vested and 35,679 unvested options. The note receivable accrues interest at 1.00% per annum, is prepayable, and matures in August 2027. The promissory note was treated as nonrecourse as the loan is secured solely by the common stock issued from the exercise of the options. As such, (i) the underlying option grant is still considered to be outstanding and the shares of common stock are not considered issued and outstanding for accounting purposes until the loan is repaid in full or otherwise forgiven and (ii) no receivable was recorded for the promissory note on the Company’s consolidated balance sheet. For the nine-month period ended September 30, 2021, the Company recognized $207,792 of stock-based compensation relating to the exercise. As of September 30, 2021, the note receivable balance was $477,023 and 41,416 shares of common stock were subject to repurchase.

8.    Equity Incentive Plan

In 2013, the Company adopted the 2013 Equity Incentive Plan (the Plan). Options granted under the Plan may be incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted only to Company employees and directors. NSOs may be granted to employees, directors, advisors and consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of options, the term and the exercise price. The Company has authorized 2,780,225 shares of common stock for issuance with 124,106 outstanding able to be issued under the Plan as of September 30, 2021.

Options are to be granted at an exercise price not less than fair value. For individuals holding more than 10% of the voting rights of all classes of stock, the exercise price of an option will not be less than 110% of fair value.  Fair value is determined by the Company’s Board of Directors. The vesting period is normally monthly over a period of four years from the vesting date. The term of an option is no longer than five years for ISOs for which the grantee owns greater than 10% of the voting power of all classes of stock and no longer than ten years for all other options.

For the nine-month period ended September 30, 2021, the Company has recognized $1,451,792 of stock-based compensation related to options granted to employees. The compensation expense is allocated on a departmental basis, based on the classification of the option holder. No income tax benefits have been recognized in the statement of operations for stock-based compensation arrangements and no stock-based compensation costs have been capitalized as property and equipment as of September 30, 2021.

The fair value of each award granted to employees through September 30, 2021 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected life of 5.93 years, risk-free interest rate of 0.91%, expected volatility of 56% and no dividends during the expected life. Expected volatility is based on volatilities of public companies operating in the Company’s industry. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

As of September 30, 2021, future stock-based compensation for options granted and outstanding to employees of $5,340,325 will be recognized over a remaining weighted-average requisite service period of 1.56 years.

8.    Equity Incentive Plan (continued)

Stock option activity under the Plan is as follows:

		Options Outstanding
	Options Available	Number of Shares	Weighted- Average Exercise Price
Balances, December 31, 2020	196,530	1,980,457	$6.632
Authorized	250,000	—	—
Granted	(570,604)	570,604	12.625
Exercised	—	(83,195)	10.155
Repurchased	56,550	—	5.320
Cancelled	191,630	(191,630)	10.682
Balances, September 30, 2021	124,106	2,276,236	7.665

Weighted-Average Remaining Contractual Life			5.93 years

In January 2021, the company removed the one-year vesting cliff for two employee stock option grants totaling 834 options in connection with the employees’ terminations. The incremental compensation expense related to this modification was not material to the consolidated financial statements.

During 2021 the Company also modified the post-termination exercise period 5 employees throughout the year from the standard 90 days to the shorter of 7 years or 10 years since option grant date per the Company’s policy for long tenured employees. The total modified option count was 43,448. The incremental compensation expense for the option modifications was not material to the financial statements.

In July 2021, the Company modified the terms of 689,674 options granted to 5 officers to add double-trigger acceleration protection in the event the officers are subject to an involuntary termination within 12 months of a change in control. The incremental compensation expense for the option modifications was not material to the financial statements.

As of September 30, 2021, there were 1,256,455 shares vested with a weighted-average exercise price of $4.06 and a weighted-average remaining contractual life of 4.71 years. The intrinsic value of stock options exercised for the period ended September 30, 2021, was $577,009.

9.    Benefit Plan

The Company established a 401(k) plan under which employees may contribute a portion of their compensation to the plan, subject to the limitations under the Internal Revenue Code. The Company’s contributions to the plan are at the discretion of the Board of Directors. The Company has not made any contributions to the plan for the nine-month period ended September 30, 2021.

10.    Subsequent Events

On November 16, 2021, the Company signed an agreement to be acquired by Oportun Financial Corporation (Nasdaq: OPRT) in exchange for consideration of approximately $98,500,000 in equity and $114,400,000 million in cash. The acquisition closed on December 22, 2021.

On December 22, 2021, the Company forgave the remaining balance of the promissory note issued in August 2021 with an officer discussed in Note 8. The associated compensation expense will be reflected in the post-combination consolidated financial statements of Oportun Financial Corporation.

Subsequent events have been evaluated through February 22, 2022, which is the date the consolidated financial statements were approved by the Company and available to be issued. No additional items requiring disclosure in the consolidated financial statements have been identified.